SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

RADIANT SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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July 8, 2005

Dear Shareholder:

This year’s Annual Meeting of Shareholders of Radiant Systems, Inc. will be held on Monday, August 8, 2005, at 10:00 a.m., local time, at Radiant’s headquarters at 3925 Brookside Parkway, Alpharetta, Georgia 30022. You are cordially invited to attend.

The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you either date, sign and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

A copy of the Company’s 2004 Annual Report is also enclosed for your information. It includes the Company’s audited financial statements for the year ended December 31, 2004, as well as information on the Company’s operations, markets, products and services.

We look forward to seeing you at the Annual Meeting.

Very truly yours,

/s/ JOHN HEYMAN
John Heyman
Chief Executive Officer

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 8, 2005

The annual meeting of shareholders of Radiant Systems, Inc. (the “Company”) will be held on Monday, August 8, 2005 at 10:00 a.m., at Radiant’s headquarters at 3925 Brookside Parkway, Alpharetta, Georgia 30022, for the following purposes:

(1)	To elect one director to serve until the 2006 Annual Meeting of Shareholders and two directors to serve until the 2008 Annual Meeting of Shareholders;

(2)	To approve the Company’s 2005 Long-Term Incentive Plan;

(3)	To approve an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the Plan; and

(4)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on June 9, 2005 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

John Heyman
Chief Executive Officer

Alpharetta, Georgia

July 8, 2005

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

ANNUAL MEETING OF SHAREHOLDERS

AUGUST 8, 2005

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Radiant Systems, Inc. (the “Company”) for its Annual Meeting of Shareholders to be held on August 8, 2005, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the preceding notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about July 13, 2005. The address of the principal executive offices of the Company is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

The Board has designated Alon Goren and John H. Heyman, and each or either of them, as proxies to vote the shares of the Company’s common stock solicited on the Board’s behalf. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder’s directions specified thereon. Where no direction is specified, proxies will be voted for each of the proposals described in the preceding notice. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates, but will be counted as present for the purpose of determining the presence of a quorum for the transaction of business. If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the voting for any matters described in this Proxy Statement.

The record of shareholders entitled to vote at the Annual Meeting was taken on June 9, 2005. On that date the Company had outstanding and entitled to vote 29,246,187 shares of common stock, with each share of common stock entitled to one vote. A majority of the outstanding shares of the Company’s common stock will constitute a quorum for the transaction of business at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company consists of six directors, divided into three classes, with the members of each class serving for staggered three-year terms. The terms of the two Class III directors, J. Alexander Douglas, Jr. and Michael Z. Kay, will expire at the 2005 Annual Meeting of Shareholders, and each of these directors has been nominated for reelection for a term expiring at the Company’s 2008 Annual Meeting of Shareholders. In addition, the term of William A. Clement, Jr., who was elected by the Board as a Class I director in April 2005, will expire at the 2005 Annual Meeting of Shareholders (directors elected by the Board serve until the first Annual Meeting of Shareholders following their election), and Mr. Clement has been nominated for reelection for a term expiring at the 2006 Annual Meeting of Shareholders. The Board of Directors recommends that you vote “for” the election of these nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than three nominees. The affirmative vote of a plurality of all votes cast at the meeting is required for the election of the three nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

The following persons have been nominated for election to the Board of Directors as Class III directors to succeed themselves for a term of three years, expiring at the 2008 Annual Meeting of Shareholders, and until their successors are elected and qualified:

J. Alexander Douglas, Jr., age 44, currently serves as Director, Vice President and Chief Customer Officer of the Coca-Cola Company. Mr. Douglas joined the Coca-Cola Company in January 1988 as district sales manager in Coca-Cola Fountain, USA and held a variety of positions with increasing responsibility. In 1994, he was named Vice President for CCE Sales & Marketing Group, and in 1998 his responsibilities included the entire North American Field Sales & Marketing Groups. After graduating from the University of Virginia in 1983, Mr. Douglas began his career at The Procter & Gamble Company working in a variety of sales and sales management positions. Mr. Douglas has been a director of the Company since August 2001.

Michael Z. Kay, age 65, has served as Chairman of the Board of Magnatrax Corporation, a supplier of engineered products for construction industries since September 2001. From September 1991 to September 2001, Mr. Kay served as President and Chief Executive Officer of LSG Sky Chefs, the world’s largest inflight catering alliance. Mr. Kay served as Executive Vice President and Management Consultant of Charter Medical Corporation from May 1990 to May 1991. From 1964 to 1991, Mr. Kay held management positions within the hotel and hospitality industry, with several organizations including Portman Hotel Company, Omni International Hotels, Ltd., and Americana Hotels, Inc. Mr. Kay has been a director of the Company since April 2002. Mr. Kay also serves as director for National Service Industries, American Marketing Association Foundation, and City Cares.

The following person has been nominated for election to the Board of Directors as a Class I director to succeed himself for a term of one year, expiring at the 2006 Annual Meeting of Shareholders, and until his successor is elected and qualified:

William A. Clement, Jr., age 62, is the Chairman and Chief Executive Officer of DOBBS, RAM & Company. Founded in 1986, DOBBS, RAM & Company is a Tier II contractor engaged by the U.S. Internal Revenue Service to maintain the “E-Filing System,” the national system used to electronically receive federal income tax returns. Mr. Clement also serves as Chairman of the Board of Directors of the Atlanta Life Financial Group, Inc. and the Atlanta Life Insurance Company. Founded in 1905, the Atlanta Life Financial Group, Inc. sells insurance and investment products. Mr. Clement is also Co-Chairman of the Atlanta Action Forum; a trustee of the Maynard Jackson Youth Foundation; a member of the Antioch Urban Ministries, Inc; a board member of The Commerce Club; a board member of the Opportunity Funding Corporation; a former board member of the National Cooperative Bank, Washington, DC; a former Chairman of the Board of the Atlanta Business League; a former Vice-Chairman of the Atlanta Chamber of Commerce; a former Vice-Chairman of Atlanta Downtown Improvement District, Inc.; and a former member of The Carter Center Board of Councilors Mr.Clement served as the Associate Administrator of the U.S. Small Business Administration in Washington, D.C. during the Carter Administration. Mr. Clement is a 2004 Graduate of the Institutional Shareholder Services (ISS) accredited NACD/University of Georgia Director’s College. He received his BA from Morehouse College and his MBA from the Wharton Business School, University of Pennsylvania. Mr. Clement has served as a Director of the Company since April 2005.

Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the Annual Meeting of Shareholders.

Class II Directors, serving for a term expiring at the 2007 Annual Meeting of Shareholders:

James S. Balloun, age 67, retired as Chairman and Chief Executive Officer of Acuity Brands, Inc. on September 1, 2004. He is the former Chairman, President, and Chief Executive Officer of National Service Industries, where he led the company for five years prior to the spin-off of Acuity Brands, Inc. in November 2001. Acuity Brands (AYI) is a $2 billion manufacturer of lighting fixtures and cleaning chemicals. Mr. Balloun served as a director of McKinsey & Company, Inc. from 1976 until 1996. Mr. Balloun received an M.B.A. from Harvard Business School, 1965. He also holds a B.S. degree in industrial engineering from Iowa State University, 1960. Mr. Balloun has been a director of the Company since April 1997. Mr. Balloun is also a director of Georgia-Pacific Corporation, Wachovia Corporation, Unisen, Inc. and Enzymatic Deinking Technologies.

John H. Heyman, age 44, has served as Chief Executive Officer since January 2002 and as a director of the Company since June 1996. Mr. Heyman served as Chief Financial Officer from September 1995 to January 2003 and as Executive Vice President and of the Company from September 1995 to December 2001. Mr. Heyman served as Vice President and Chief Financial Officer of Phoenix Communications, Inc., a commercial printer, from March 1991 to August 1995. From 1989 to 1991, Mr. Heyman served as Vice President—Acquisitions of Forsch Corporation, a diversified manufacturing company. From 1983 to 1987, Mr. Heyman served in a variety of capacities with Arthur Andersen LLP, where he worked primarily with middle market companies and technology firms. Mr. Heyman received an MBA from Harvard Business School and a BBA degree in Accounting from the University of Georgia. He is the brother of Andrew S. Heyman, an executive officer of the Company.

Class I director, serving for a term expiring at the 2006 Annual Meeting of Shareholders:

Alon Goren, age 39, has served as Co-Chairman of the Board and Chief Technology Officer of the Company since its inception in 1985. Mr. Goren became sole Chairman of the Board in January 2004 with the departure of Erez Goren. Mr. Goren has a B.S. in Computer Systems Engineering from Rensselaer Polytechnic Institute.

PROPOSAL NO. 2:

APPROVAL OF 2005 LONG-TERM INCENTIVE PLAN

The Company is asking shareholders to approve the Company’s 2005 Long-Term Incentive Plan (the “2005 Plan”), which was approved by the Compensation Committee of the Company’s board of directors on May 6, 2005. If approved by shareholders, the 2005 Plan will replace both the Company’s 1995 Stock Option Plan (the “1995 Plan”) and 1997 Non-Management Directors’ Stock Option Plan (the “Directors Plan”) before their expiration and will become the Company’s only plan for providing stock-based incentive compensation to its directors and employees, other than the Company’s Employee Stock Purchase Plan, which will remain in effect. The Company firmly believes that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of the Company’s shareholders. The following summary of certain major features of the 2005 Plan is subject to the specific provisions contained in the full text of the 2005 Plan, as set forth in Appendix A.

The 1995 Plan and the Directors Plan will both be terminated if shareholders approve the 2005 Plan. As of the record date, there were a total of 6,772,774 options outstanding under the 1995 Plan with a weighted-average exercise price of $8.60 and a remaining term of 9.5 years, and 725,986 shares authorized but not yet issued under the 1995 Plan. Under the Directors Plan, as of the record date there were a total of 215,200 options outstanding with a weighted-average exercise price of $9.37 and a remaining term of 9.5 years, and 77,300 shares authorized but not yet issued.

The Company firmly believes that a disciplined stock option program, in conjunction with the Company’s other compensation programs, is a necessary and effective employee and director incentive and retention tool that benefits all of the Company’s shareholders. Stock options directly link the interests of employees and directors with those of shareholders.

Unlike the 1995 Plan, which only authorized the grant of stock options, the 2005 Plan will give the Company the ability to utilize various equity awards, including stock options, restricted stock awards, stock appreciation rights, performance units and phantom stock, as deemed appropriate by the Compensation Committee. The various awards available under the 2005 Plan will give the Company greater flexibility to respond to market-competitive changes in equity compensation practices. Stock options priced at the full fair market value of the Company’s common stock on the date of grant are currently the Company’s main form of equity compensation to employees and non-employee directors. Although the Company will likely continue to grant stock options on a regular basis, the Company is currently evaluating whether other types of equity offerings would be beneficial to employees and shareholders to address, among other things, new accounting requirements such as mandatory expensing of equity compensation awards.

The use of stock options has long been a vital component of the Company’s overall compensation philosophy, which is based on the principle that long-term incentive compensation should be closely aligned with shareholders’ interests. The Company strongly believes that its equity compensation programs have been an integral component to its success in the past and will be important to its ability to achieve consistently superior performance in the years ahead. Equity compensation programs are essential to the Company’s ability to attract, retain and motivate the employee talent that is critical to attaining superior performance and shareholder returns. As such, the Company considers approval of the 2005 Plan vital to the Company’s future success.

Additionally, without stock options or another form of equity compensation, the Company would be forced to consider cash alternatives to provide a market-competitive total compensation package. These cash replacement alternatives would, among other things, reduce the cash available for investment in innovation and technology.

Approval of the Plan will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Unless a vote against is indicated on a proxy, the proxy will be voted “FOR” approval of the Plan. The Board of Directors recommends that shareholders vote “FOR” approval of the Plan.

The following discussion of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is included as Appendix A to this proxy statement.

Types of Awards Under the Plan

The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and phantom stock (collectively referred to as “awards”).

Shares Subject to the Plan

The Plan provides that the maximum number of shares of the Company’s common stock available for awards is 2,500,000. The maximum number of shares of common stock with respect to which stock options and stock appreciation rights may be granted in any calendar year to any participant under the Plan is 250,000.

Administration of the Plan

The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Subject to the provisions of the Plan, the Committee has the authority to determine, among other things, the individuals to whom awards shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each award, and the form of the award to be granted.

Persons Eligible to Participate in the Plan

Awards may be granted to directors and employees of the Company and its subsidiaries. Only the Company’s employees, however, are eligible to receive incentive stock options.

Incentive Awards

All Awards. Each award granted under the Plan will be represented by an agreement in a form approved by the Committee. The award agreement will be subject to and will incorporate the terms and conditions required under the Plan or as required by the Committee for the form of the award granted and such other terms and conditions as the Committee may specify.

Stock Options. The Plan authorizes the Committee to grant eligible employees and non-employee directors of the Company and its subsidiaries options to purchase shares of common stock and to grant eligible employees incentive stock options to purchase shares of common stock.

The exercise price of stock options granted under the Plan will be determined by the Committee, but may not be less than the fair market value (as defined in the Plan) per share of the Company’s common stock on the date of the grant of the option (or in the case of certain incentive stock options as described below, 110% of fair market value).

Stock options may be exercised in whole or in part by the optionholder, but in no event later than ten years from the date of the grant, in the case of an incentive stock option, or ten years and six months from the date of grant, in the case of a non-qualified stock option. Any incentive stock option granted under the Plan to a participant who owns directly or indirectly (under applicable ownership attribution rules) more than 10% of the total combined voting power of all classes of the Company’s stock or the stock of any of its subsidiaries may not be purchased at a price less than 110% of the market price on the day the option is granted, and no such option may be exercised more than five years from the date of grant. Upon payment, the Company will deliver stock certificates for such shares to the participant.

The purchase price for the shares may be paid in cash, shares of the Company’s common stock owned by the participant for more than six months, by withholding shares of common stock issuable upon exercise of the stock option, by offsetting compensation due or accrued for services rendered, by a same-day sale commitment, by a margin commitment, by a combination of the above or by another method acceptable to the Committee, in each case as determined by the Committee and set forth in the applicable award agreement.

Stock options granted under the Plan are exercisable during the lifetime of the participant only by the participant. All stock options granted under the Plan are non-transferable except by will or under the laws of descent and distribution.

In the event of a change of control (as defined in the Plan), all stock options outstanding under the Plan and not previously exercisable will become fully exercisable.

Stock Appreciation Rights. Upon exercise of a stock appreciation right, a participant will be entitled to receive an amount in cash or shares of common stock or a combination thereof equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the fair market value of one share of common stock on the date of grant (as set forth in the applicable award agreement), multiplied by the number of shares in respect of which the stock appreciation right is exercised.

In the event of a change of control (as defined in the Plan), all stock appreciation rights outstanding under the Plan and not previously exercisable and vested shall become fully exercisable and vested.

Performance Units. In granting performance units, the Committee will determine a performance period of one or more years and will determine the performance objectives for grants of performance units. Performance objectives may vary from participant to participant and between groups of participants and may be based upon such criteria or combination of factors as the Committee may deem appropriate and which are set forth in the Plan. Performance units may be paid in cash or shares of common stock or a combination thereof.

At the beginning of a performance period, the Committee will determine for each participant eligible for performance units the amount of the award (which may be fixed or may vary in accordance with the applicable performance goals) that will be paid as an award if the relevant measure of performance for the performance period is met.

Restricted Stock. Restricted stock granted under the Plan will be subject to a restriction period (after which restrictions shall lapse) commencing on the date of grant of the award and ending on such date or upon the achievement of such performance or other criteria as the Committee shall determine.

Except as otherwise provided in the Plan, no shares of restricted stock may be sold, exchanged, transferred, pledged or otherwise disposed of during the restriction period. The Committee may require certificates for restricted stock delivered under the Plan to be held in custody by a bank or other institution or by the Company itself until the restriction period expires or the restrictions thereon otherwise lapse. In addition, the Committee may require the recipient to deliver a stock power of attorney endorsed in blank relating to the restricted stock as a condition of receipt of restricted stock. If the participant ceases to be employed by or to provide services to us before the end of the restriction period, the restricted stock may be forfeited.

In the event of a change of control (as defined in the Plan), the restriction period applicable to any restricted stock granted under the Plan will end, and all shares of restricted stock shall become fully vested.

Phantom Stock. For each share of phantom stock awarded under the Plan, a participant is entitled to receive an amount in cash and/or shares of common stock equal in value to the fair market value of one share of common stock at the applicable date or upon the occurrence of an applicable event as specified in the award agreement.

Amendment and Termination of the Plan

With respect to any shares of common stock at the time not subject to an award, the Company’s Board of Directors may at any time terminate, modify or amend the Plan in any respect, provided always that no such termination, modification or amendment shall terminate any outstanding award previously granted under the Plan (unless the Company is liquidated or dissolved) and that no modification or amendment shall be made absent the approval of the Company’s shareholders to: (i) increase the total number of shares which may be issued or delivered under the Plan; (ii) make any change in the class of individuals eligible to receive awards; (iii) extend the period set forth in the Plan during which awards may be granted; or (iv) make any changes that require shareholder approval under the rules and regulations of any securities exchange on which the common stock is traded. The Company’s Board of Directors may also suspend the granting of awards pursuant to the Plan at any time and may terminate the Plan at any time; provided, however, no such suspension or termination shall modify or amend any award granted before such suspension or termination unless the affected participant consents in writing to such modification or amendment or the Company is dissolved or liquidated.

Federal Income Tax Consequences

Incentive Stock Options. All incentive stock options granted or to be granted under the Plan are intended to be incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Under the provisions of Section 422 of the Code, neither the holder of an incentive stock option nor the issuer of such option will recognize income, gain, deduction or loss upon the grant or exercise of an incentive stock option. An optionee will be taxed only when the common stock acquired upon exercise of his or her incentive stock option is sold or otherwise disposed of in a taxable transaction. If at the time of such sale or disposition the optionee has held the shares for the required holding period (two years from the date the option was granted and one year from the date of the transfer of the shares to the optionee), the optionee will recognize long-term capital gain or loss, as the case may be, based upon the difference between his or her exercise price and the net proceeds of the sale. However, if the optionee disposes of the shares before the end of such holding period, the optionee will recognize ordinary income on such disposition in an amount generally equal to the lesser of: (i) gain on the sale or other disposition; or (ii) the amount by which the fair market value of the shares on the date of exercise exceeded the option exercise price, with any excess gain being capital gain, long-term or short-term, depending on whether or not the shares had previously been held for more than one year on the date of sale or other taxable disposition.

The foregoing discussion and the reference to capital gain or loss treatment therein assume that the option shares are a capital asset in the hands of the optionee. A sale or other disposition which results in the recognition of ordinary income to the optionee will also result in a corresponding income tax deduction for us.

The Plan permits an optionee to pay all or part of the purchase price for shares acquired pursuant to exercise of an incentive stock option by transferring to us other shares of the Company’s common stock owned by the optionee, and Section 422 of the Code provides that an option will continue to be treated as an incentive stock option if it is exercised in such manner. Accordingly, except as noted below with respect to certain “statutory option stock,” an optionee who exercises an incentive stock option in whole or in part in such manner will not recognize any gain or loss upon such exercise. The optionee’s basis in the number of new shares so acquired that is equal to the number of shares surrendered will be equal to the optionee’s cost basis in the shares surrendered. The optionee’s basis in the additional number of new shares received will be zero plus, in the case of payment of the purchase price in a combination of cash and surrendered shares, the amount of any cash paid.

Section 424(c)(3) of the Code provides that if “statutory option stock” is transferred in connection with the exercise of an incentive stock option, and if the holding period requirements under Section 422(a)(1) of the Code are not met with respect to such statutory option stock before such transfer, then ordinary income will be recognized as a result of the transfer of statutory option stock. The optionee’s basis in the number of new shares so acquired that is equal to the number of shares surrendered will be equal to the optionee’s cost basis in the shares surrendered plus the amount of ordinary income recognized. The optionee’s basis in the additional number of new shares received will be zero plus, in the case of payment of the purchase price in a combination of cash and surrendered shares, the amount of any cash paid. However, the incentive stock option stock acquired through the exchange of statutory option stock will still qualify for favorable tax treatment under Section 422 of the Code.

In general, an option granted under the Plan which is designated as an incentive stock option will be taxed as described above. However, in some circumstances an option which is designated as an incentive stock option will be treated as a non-qualified stock option and the holder taxed accordingly. For example, a change in the terms of an option which gives the employee additional benefits may be treated as the grant of a new option. Unless all the criteria for treatment as an incentive stock option are met on the date the “new option” is considered granted (such as the requirement that the exercise price of the option be not less than the fair market value of the stock as of the date of the grant), the option will be treated and taxed as a non-qualified stock option. In addition, the aggregate fair market value (determined at the time the option was granted) of the shares with respect to which incentive stock options granted under the Plan are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. Any excess over such amount will be deemed to be related to and part of a non-qualified stock option.

Non-Qualified Stock Options. All options granted under the Plan that do not qualify as incentive stock options are non-qualified stock options not entitled to special tax treatment under Section 422 of the Code.

A participant in the Plan will recognize taxable income upon the grant of a non-qualified stock option only if such option has a readily ascertainable fair market value as of the date of the grant. However, under the applicable Treasury Regulations, the non-qualified stock options issued under the Plan will not have a readily ascertainable fair market value unless, at the time such options are granted, similar options of the company are actively traded on an established market. The Company will not have any such actively traded options in the foreseeable future.

Upon the exercise of a non-qualified option not having a readily ascertainable fair market value, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price for those shares. The Company will not be entitled to an income tax deduction with respect to the grant of a non-qualified stock option or the sale of stock acquired pursuant thereto. The Company generally will be permitted a deduction equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise of a non-qualified stock option.

The Plan permits the Committee to allow an optionee to pay all or part of the purchase price for shares acquired pursuant to an exercise of a non-statutory option by transferring to us other shares of the Company’s common stock owned by the optionee. If an optionee exchanges previously acquired common stock pursuant to the exercise of a non- qualified stock option, the IRS has ruled that the optionee will not be taxed on the unrealized appreciation of the shares surrendered in the exchange. In other words, the optionee is not taxed on the difference between his or her cost basis for the old shares and their fair market value on the date of the exchange, even though the previously acquired shares are valued at the current market price for purposes of paying all or part of the option price. Thus, the optionee’s basis in the number of new shares so acquired that is equal to the number of shares surrendered will be equal to the optionee’s cost basis in the shares surrendered. The optionee’s basis in the additional number of new shares received will be equal to the amount of ordinary compensation income recognized as the result of the exercise of the option plus, in the case of payment of the purchase price in a combination of cash and surrendered shares, the amount of any cash paid.

Stock Appreciation Rights, Performance Units and Phantom Stock. On the exercise of a stock appreciation right or upon the receipt of cash or common stock with respect to a performance unit or a share of phantom stock, the participant will recognize taxable ordinary income in an amount equal to the sum of the cash and the fair market value of the stock (determined as of the date of exercise of the stock appreciation right or the date of receipt of cash or common stock with respect to the performance unit or phantom stock, whichever is applicable), if any, received. A Plan participant will not recognize a loss on the termination of an unexercised stock appreciation right, performance unit or share of phantom stock received under the Plan.

Restricted Stock. Generally, and except as noted below, the grant of restricted stock is not taxable at the time of the grant. Instead, at the time restricted stock vests or becomes transferable free of a substantial risk of forfeiture, a participant will recognize ordinary income equal to (i) the excess of the fair market value of such restricted stock on the date the shares vest or become transferrable over (ii) the price, if any, paid for such restricted stock. An employee may, however, elect to recognize income as of the date of grant of the restricted stock, in an amount equal to (i) the excess of the fair market value of the restricted stock on the date of grant over (ii) the price, if any, paid for the restricted stock. If such an election is made, no additional income will be recognized at the time the stock vests or becomes transferable. In the event of a subsequent forfeiture of the shares, an employee making such an election may be able to recognize a capital loss with respect to the amount, if any, paid for such restricted stock, but only to the extent such amount exceeds the amount realized by such employee on such forfeiture. The employee will not be able to recognize a loss for tax purposes with respect to the excess of fair market value over the purchase price which was previously included in income. Dividends paid on the shares of restricted stock before they vest will be taxed to the participant either as additional compensation or, if the participant has made the election described above, as dividend income.

In most cases, the basis in shares acquired upon exercise of a non-qualified option or stock appreciation right, upon an award of restricted stock or upon payment with respect to shares of phantom stock will be equal to the fair market value of the shares on the employee’s income recognition date, and the holding period for determining gains and losses on a subsequent disposition of such shares will begin on such date.

As a general rule, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from awards granted under the Plan (including the recognition of ordinary income as the result of a holder of stock obtained through exercise of an incentive stock option disposing of such stock prior to the expiration of the required holding period), to the extent such income is considered reasonable compensation under the Code and generally provided that the Company complies with the reporting requirements applicable to the ordinary income recognized by the employee. The Company will not, however, be entitled to a deduction with respect to payments to employees that are contingent upon a change of control if such payments are deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section. In addition, such payment will subject the recipient to a 20% excise tax. The Company also may not be entitled to a deduction with respect to payments to certain employees to the extent that the total remuneration of such employee is found to be excessive under Section 162(m) of the Code.

General. The Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

The preceding discussion is based upon federal tax laws and regulations in effect on the date of this document, which are subject to change, and upon an interpretation of the statutory provisions of the Code, its legislative history and related income tax regulations. Furthermore, the foregoing is only a general discussion of the federal income tax consequences of the Plan and does not purport to be a complete description of all federal income tax aspects of the Plan. Plan participants may also be subject to state and local taxes in connection with the grant or exercise of options, stock appreciation rights, performance units, restricted stock, phantom stock, or any combination thereof granted under the Plan and the sale or other disposition of shares acquired upon exercise of the options or otherwise received pursuant to the Plan. Individuals receiving a grant of options, stock appreciation rights, performance units, restricted stock, phantom stock, or any combination thereof should consult with their personal tax advisor regarding federal, state and local consequences to them of participating in the Plan.

Impact of Section 409A of the Internal Revenue Code

The tax consequences described above under “Federal Income Tax Consequences” may be impacted by the Congress’ adoption of Section 409A of the Internal Revenue Code, which became effective January 1, 2005 and generally applies to (i) all awards granted after December 31, 2004, and (ii) the portion of any awards granted prior to January 1, 2005 which had not yet vested as of December 31, 2004. If an award violates Section 409A, the affected Participant’s award and all similar awards of the affected Participant made under other similar plans or arrangements of the Company, plus related earnings on such awards, for that year and all preceding years, will be includible in the Participant’s gross income to the extent the amounts are not subject to a substantial risk of forfeiture. In addition, the Participant will be charged interest (generally from the date that the award vests) at the IRS underpayment rate plus one percent, plus an additional tax equal to 20 percent of the compensation that is required to be included in gross income. Plans are required to be amended to comply with Section 409A by December 31, 2005.

The terms of the Plan are intended to comply with the requirements of Section 409A. However, the statutory language of Section 409A is somewhat ambiguous, and the proper application of certain of its provisions is currently unclear despite the issuance of initial guidance by the Treasury. The Treasury has indicated that it intends to issue additional guidance during 2005 further clarifying the application of Section 409A. The Company intends to amend the Plan prior to the December 31, 2005 deadline, if and as necessary, to conform its provisions to the requirements of Section 409A as clarified in that additional guidance. In the meantime, as required by Section 409A, we will administer the Plan in good faith compliance with the requirements of Section 409A.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT

TO THE EMPLOYEE STOCK PURCHASE PLAN

The Company is asking its shareholders to approve an amendment to the Company’s Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares of the Company’s common stock authorized for issuance under the Purchase Plan from 1.5 million shares to 2.5 million shares.

In December 2004, the Board of Directors approved the amendment, subject to shareholder approval. The proposed share increase is expected to fund the Purchase Plan until the 2006 Annual Meeting of Shareholders.

The Company adopted the Purchase Plan so that it could offer employees an opportunity to participate in the ownership of the Company by purchasing shares of the Company’s common stock at a discounted price and to provide an incentive for continued employment. The Purchase Plan was originally approved by shareholders at the Company’s 1998 Annual Meeting of Shareholders. The Company is asking shareholders to approve the increase in the number of shares available under the Purchase Plan so that the Company can continue to provide this benefit to new and current employees.

The affirmative vote of a majority of the shares voted on this proposal is required for its approval. The Board has unanimously approved the amendment to the Purchase Plan and recommends that the shareholders vote “FOR” approval of the amendment.

Description of the Purchase Plan

The purpose of the Purchase Plan is to encourage and enable eligible employees of the Company and any of its subsidiaries to acquire a proprietary interest in the Company through the ownership of the Company’s common stock. The Company believes that employees who participate in the Purchase Plan will have a closer identification with the Company by virtue of their ability as shareholders to participate in the Company’s growth and earnings. It is the intention of the Company that the Purchase Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). No employee is required to participate in the Purchase Plan.

Administration. The Purchase Plan provides that it will be administered by the Compensation Committee (formerly the Stock Option Committee) of the Board of Directors.

Offering Dates. The Purchase Plan is generally implemented by one offering during each six-month period of the plan. Offering periods normally commence in January and July of each year. The Board has the power to alter the timing and duration of the offering periods without shareholder approval.

Eligibility and Participation. Any employee who is regularly employed by the Company or any of its subsidiaries is eligible to participate in the Purchase Plan, provided that such employee is so employed on the date his or her participation in the plan is effective and subject to limitations imposed by Section 423(b) of the Code and limitations on stock ownership described in the Purchase Plan. Eligible employees become participants in the Purchase Plan by delivering to the plan administrator, prior to the commencement of the applicable offering period, an enrollment agreement authorizing payroll deductions or indicating that a lump sum payment will be made prior to the end of the offering period.

Purchase Price. The purchase price at which shares will be sold in an offering under the Purchase Plan is 85% of the lower of the fair market value of the Company’s common stock (i) on the date of commencement of the six-month offering period or (ii) on the last day of the offering period. The fair market value of the Company’s common stock is the closing price as reported on the Nasdaq National Market for that date.

Investment Limit. The aggregate amount a participant can invest in any offering period is limited to 20% of the participant’s aggregate base salary for the offering period.

Grant and Exercise of Option. At the beginning of an offering period, each participant is granted an option to purchase up to that number of shares equal to the participant’s proposed investment for the offering period divided by 85% of the fair market value of a share of the Company’s common stock at the beginning of the offering period.

Unless an employee withdraws his or her participation in the Purchase Plan, the maximum number of full shares that are purchasable with the amount of the participant’s proposed investment will be purchased for such employee at the applicable purchase price. The shares purchased for the employee will be delivered to him or her as promptly as practicable after the end of the applicable offering period.

Notwithstanding the foregoing, no employee is permitted to subscribe for shares under the Purchase Plan if immediately after the grant of the option the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company (including stock which may be purchased through subscriptions under the Purchase Plan or pursuant to any outstanding options), nor is any employee entitled to buy more than $25,000 of stock (determined based on the fair market value of the shares at the time the option is granted) under the Purchase Plan in any calendar year.

Withdrawal. A participant in the Purchase Plan may terminate his or her interest in a given offering by giving written notice to the Company of his or her election to withdraw at any time prior to the end of the applicable offering period. Such withdrawal automatically terminates the participant’s interest in that offering, but does not affect such participant’s eligibility to participate in subsequent offerings under the Purchase Plan.

Termination of Employment. Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately.

Capital Changes. In the event any change is made in the Company’s capitalization during an offering period, such as a stock split or stock dividend, which results in an increase or decrease in the number of shares of the Company’s common stock outstanding without receipt of consideration by the Company, appropriate adjustment will be made in the purchase price and in the number of shares subject to purchase under the Purchase Plan, as well as in the number of shares reserved for issuance under the Purchase Plan.

Non-Assignability. No rights or accumulated payroll deductions of an employee under the Purchase Plan may be pledged, assigned, transferred or otherwise disposed of in any way for any reason other than death. Any attempt to do so may be treated by the Company as an election to withdraw from the Purchase Plan.

Amendment and Termination of the Plan. The Board of Directors of the Company may at any time amend or terminate the Purchase Plan, except that termination of the Purchase Plan shall not affect options previously granted thereunder nor may any amendment make any change in an option granted prior thereto which adversely affects the rights of any participant. Approval of the shareholders of the Company is required for amendments to the Purchase Plan to increase the number of shares of the Company’s common stock authorized for issuance under the Purchase Plan, or to change the eligible class of individuals entitled to participate in the Purchase Plan.

Stock Price. On July 7, 2005, the closing price of the Company’s common stock as quoted on the Nasdaq National Market was $12.00.

Tax Information. The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify as an “employee stock purchase plan” under the provisions of Sections 421 and 423 of the Code. Under these provisions, participants will not recognize income for federal income tax purposes either upon enrollment in the Purchase Plan or upon any purchase of stock thereunder. All tax consequences are deferred until a participant sells the stock acquired under the Purchase Plan, disposes of such stock by gift or dies.

Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or disposed of (including by way of gift) or if the participant dies while owning such shares, in each case more than two years after the first day of the offering period and more than one year after the last day of the offering period, the participant will recognize ordinary income at that time in an amount equal to the lesser of (l) the excess of the fair market value of the shares on the date of sale, disposition or death over their purchase price, or (2) 15% of the fair market value of the shares on the first day of the offering period; any further profit is taxable as capital gain. If the shares are sold and the sale price is less than the purchase price, the difference is treated as capital loss.

If the shares are sold or disposed of (including by way of gift) before the expiration of the holding periods described above, the excess of the fair market value of the shares on the last day of the offering period over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if there is no gain realized on the sale or gift. The balance of any gain or loss will be treated as long-term or short-term capital gain or loss depending on the holding period.

The Company is entitled to deduct for federal income tax purposes the amount taxed as ordinary income to a participant to the extent that ordinary income must be reported when the participant disposes of shares before the expiration of the holding periods described above.

The foregoing is only a summary of the effect of federal income taxation to the participant and the Company with respect to shares purchased under the Purchase Plan. In addition, the summary does not discuss the tax consequences of a participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside.

MEETINGS OF THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

The Board of Directors held four meetings and acted by unanimous written consent three times during the year ended December 31, 2004. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. The Company’s Board of Directors has determined that James S. Balloun, J. Alexander Douglas, Jr., Michael Z. Kay and William Clement, Jr. qualify as independent directors under the rules applicable to companies listed on the Nasdaq Stock Market. Three members of the Board of Directors attended the Company’s 2004 Annual Meeting of Shareholders.

The Company’s Board of Directors has three standing committees – the Audit Committee, the Compensation Committee and the Nominating Committee. The Charter for each Committee, as in effect from time to time, may be found on the Company’s website, at www.radiantsystems.com. Each of the Committees is composed solely of independent directors, consistent with the independence standards defined by the SEC and the Nasdaq Stock Market.

Each Committee has the right to retain its own legal and other advisors.

The Audit Committee presently consists of James S. Balloun, J. Alexander Douglas, Jr., Michael Z. Kay and William A. Clement, Jr. The Audit Committee has been assigned the principal function of reviewing the internal and external financial reporting of the Company, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management’s response to these comments. The Audit Committee held eight meetings during 2004. The Company’s Board of Directors has determined that James S. Balloun and Michael Z. Kay qualify as “audit committee financial experts,” as defined in the applicable rules of the SEC.

The Compensation Committee presently consists of James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management and administering the Company’s equity incentive plans and granting awards thereunder. The Compensation Committee held one meeting during 2004. In July 2004, the Company combined its Stock Option Committee and its Compensation Committee.

The Nominating Committee presently consists of James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay. The Nominating Committee was formed by the Company in July 2004 in accordance with recently enacted SEC and Nasdaq regulations and therefore the Committee did not meet in 2004. Prior to the Company’s formation of the Nominating Committee, the Committee’s functions were reserved to the full Board of Directors. The responsibilities of the Company’s Nominating Committee are to establish qualification standards for director nominees, to assist the Board in identifying individuals qualified to become Board members and to nominate individuals for election to the Board of Directors.

Shareholder Nominations

Any shareholder entitled to vote for the election of directors may nominate a person or persons for election as a director only if written notice of such shareholder’s intention to make any such nomination is given either by personal delivery or mailed by the United States Mail, postage prepaid, certified and return receipt requested, to the Secretary of the Company not later than the later of (i) the close of business on the seventh calendar day following the date on which notice of the meeting of shareholders for the election of directors is first given to shareholders (any such notice of meeting of shareholders shall not be given earlier than the record date for the meeting of shareholders) and (ii) a date 90 days prior to the date of the meeting of shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.

The Company’s Nominating Committee will evaluate and consider desired Board member skills and attributes in identifying director candidates, including applicable legal and regulatory definitions of independence, as well as considerations including diversity, personal integrity and judgment, age, skills, experience, prominence in their profession, concern for the interest of the shareholders, the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company, and the current state of the Company, all in the context of the needs of the Board of Directors at that point in time. The Committee will apply the same standards in considering director candidates recommended by the shareholders as it applies to other candidates.

Independent members of the Company’s Board of Directors may be contacted by letter directed to the named member in care of Radiant Systems, Inc., Office of the Corporate Secretary, 3925 Brookside Parkway, Alpharetta, Georgia 30022. The sealed envelopes will be forwarded to the addressee by our corporate secretary.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of independent directors as required by and in compliance with the rules of the SEC and the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2004 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The independent auditors have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence), as currently in effect, and the Audit Committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to the Company is compatible with maintaining the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

James S. Balloun

J. Alexander Douglas, Jr.

Michael Z. Kay

William A. Clement, Jr.

EXECUTIVE OFFICERS

The executive officers of the Company are as follows:

Name	Age	Position Held
Alon Goren	39	Chairman of the Board and Chief Technology Officer
John H. Heyman	44	Chief Executive Officer and Director
Mark E. Haidet	37	Chief Financial Officer
Andrew S. Heyman	41	Chief Operating Officer
Carlyle M. Taylor	51	Executive Vice President of the Company and President – Radiant Computer Products

Executive officers are appointed by the Board of Directors of the Company and hold office at the pleasure of the Board. Executive officers devote their full time to the affairs of the Company. See “Election of Directors” for information with respect to Alon Goren and John H. Heyman.

Mark E. Haidet has served as Chief Financial Officer of the Company since January 2003. He joined Radiant in June of 1997 and has served in various leadership roles across the business operations. Prior to joining Radiant, Mr. Haidet served as a management consultant with Andersen Business Consulting, focusing on finance re-engineering and corporate performance management from December 1992 to June 1997. Previously, Mr. Haidet was a certified public accountant with Arthur Andersen’s financial audit practice. He received a B.S. in Accounting from Miami University, Ohio.

Andrew S. Heyman currently serves as Radiant Systems’ Chief Operating Officer and President of the Hospitality Division. Since joining the company in 1996, Mr. Heyman has held a variety key leadership positions including Executive Vice President & President of Radiant Systems, Inc., Vice President—Convenience Store Division, and Managing Director of the Radiant Solutions Group. Mr. Heyman served as a senior manager with Accenture (formerly Andersen Consulting) from 1987 to December 1995. He holds a M.S. degree in Computer Information Systems from Georgia State University and a B.B.A. in Finance from the University of Georgia. He is the brother of John H. Heyman.

Carlyle M. Taylor has served as Executive Vice President of the Company since April 1998 and as President – Radiant Computer Products since January 2002. He formerly served as Vice President—Integration and Support of the Company from September 1995 to April 1998. Prior to joining Radiant, Mr. Taylor served in various capacities with NCR Corporation (formerly AT&T Global Information Solutions) in the retail information systems area from 1978 to September 1995, including most recently as Assistant Vice President of the scanner business unit. Mr. Taylor received a B.S. degree in Mathematics from North Carolina Wesleyan College.

EXECUTIVE COMPENSATION

The following table presents certain information for the fiscal years ended December 31, 2004, 2003 and 2002 concerning compensation earned for services rendered in all capacities by the Company’s Chief Executive Officer, the Company’s former Co-Chief Executive Officer and the four most highly compensated other executive officers of the Company during the year ended December 31, 2004 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Securities Underlying Options
Alon Goren Chairman and Chief Technology Officer	2004 2003 2002	$250,000 236,923 33,411	(4)		$50,000 27,090 45,000	77,600 40,000 60,000

John H. Heyman Chief Executive Officer (1)	2004 2003 2002	$255,769 236,923 35,382	(4)		$50,000 19,590 65,000	195,000 40,000 117,500

Erez Goren Former Co-Chairman and Co-Chief Executive Officer (2)	2004 2003 2002	$28,846 236,923 35,386	(4)	$	— 24,307 45,000	— — 55,000

Mark E. Haidet Chief Financial Officer (3)	2004 2003 2002	$200,615 165,769 99,313	(4)		$45,488 27,600 39,220	57,700 45,000 7,500

Andrew S. Heyman Chief Operating Officer	2004 2003 2002	$251,961 236,923 35,223	(4)		$62,500 37,700 109,093	127,960 40,000 40,000

Carlyle M. Taylor President – Radiant Computer Products	2004 2003 2002	$184,963 173,540 31,731	(4)		$54,020 47,045 49,338	65,875 25,000 25,000

(1)	Mr. Heyman also served as Chief Financial Officer until January 2003.

(2)	Mr. Goren served as Co-Chairman and Co-Chief Executive Officer until January 2004.

(3)	Mr. Haidet was elected as Chief Financial Officer in January 2003.

(4)	In conjunction with the Company’s efforts to reduce its operating costs, in the fourth quarter of 2001, the Company initiated a change in compensation to its senior management team, including the Named Executive Officers. Under this plan, each individual was granted a certain number of stock options in return for a specified reduction in salary compensation. During the fourth quarter of 2002, salaries previously forfeited by the Company’s senior management team, including the Named Executive Officers, were reinstated.

The following table provides certain information concerning individual grants of stock options under the Company’s stock option plans made during the year ended December 31, 2004 to the Named Executive Officers:

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
						5%	10%
Alon Goren	27,600 50,000	(1) (2)	1.2 2.1%	$4.66 4.66	10/15/2014 10/15/2010	$80,886 79,242	$204,981 179,774

John H. Heyman	45,000 150,000	(1) (2)	1.9 6.3%	$4.66 4.66	10/15/2014 10/15/2010	$131,879 237,727	$334,208 539,321

Mark E. Haidet	12,700 45,000	(1) (2)	0.5 1.9%	$4.10 4.66	5/17/2014 10/15/2010	$37,219 71,318	$94,321 161,796

Andrew S. Heyman	37,960 90,000	(1) (2)	1.6 3.8%	$4.10 4.66	5/17/2014 10/15/2010	$111,247 142,636	$281,923 323,593

Carlyle M. Taylor	20,875 45,000	(1) (2)	0.9 1.9%	$4.10 4.66	5/17/2014 10/15/2010	$61,177 71,318	$155,035 161,796

Erez Goren (3)	0		0%	N/A	N/A	N/A	N/A

(1)	The options become exercisable in four equal annual installments beginning 5/15/05.

(2)	The options become exercisable on 10/15/09; provided, that the options will become exercisable earlier if certain stock price targets are achieved, as follows: the options will become exercisable in the event the trading price of the Company’s common stock exceeds, for twenty consecutive days, $8.00 (one-third of the options); $12.00 (one-third of the options), and $18.00 (one-third of the options).

(3)	Erez Goren served as Co-Chairman and Co-Chief Executive Officer of the Company until January 2004.

(4)	The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company’s common stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company’s common stock.

The following table provides certain information concerning the value of unexercised options held by the Named Executive Officers as of December 31, 2004. None of the Named Executive Officers exercised any stock options during 2004.

Year End Option Values

	Number of Unexercised Options at Fiscal Year End		Value of Unexercised In- the-Money Options at Fiscal Year End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Alon Goren	141,010	102,600	$0	$80,390
John H. Heyman	266,544	293,750	0	190,975
Mark E. Haidet	119,145	60,325	0	74,710
Andrew S. Heyman	330,614	187,960	0	197,484
Carlyle M. Taylor	225,978	98,633	0	96,134
Erez Goren	0	0	0	0

(1)	Dollar values were calculated by determining the difference between the closing price of $6.51 per share of Company’s common stock on December 31, 2004, as reported by the Nasdaq Stock Market, and the exercise price of the options.

Directors’ Fees

The Company’s present policy is not to pay any cash compensation to its directors, other than to the Audit Committee Chairman, who receives a $5,000 annual retainer. Each non-employee director of the Company receives an automatic grant of options to purchase 10,000 shares of the Company’s common stock on the last business day of each fiscal year of the Company. Each non-employee director of the Company is also reimbursed for travel and other expenses incurred in connection with the performance of his duties.

In addition, all new non-employee directors of the Company receive a one-time grant of an option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock on the date of grant, which options vest over a period of three years. All such options expire, unless previously exercised or terminated, ten years from the date of grant.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of the Company’s Board of Directors served as an officer or employee of the Company or any of its subsidiaries during 2004. There were no material transactions between the Company and any of the members of the Compensation Committee during 2004.

Agreements with Employees

All employees of the Company, including executive officers, are required to sign a confidentiality and noncompete agreement with the Company restricting the ability of the employee to compete with the Company during his or her employment and for a period ranging from six months to two years thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company. The agreements have an indefinite term, but the employee may terminate employment with the Company at any time.

Stock Option Plans

2005 Long-Term Incentive Plan. Information regarding the Company’s 2005 Long-Term Incentive Plan is set forth above under Proposal No. 2. No awards will be granted under this Plan unless it is approved by shareholders at the Annual Meeting.

1995 Stock Option Plan. The Company’s directors and shareholders have adopted the Company’s 1995 Stock Option Plan (the “1995 Plan”) for employees who are contributing significantly to the business of the Company or its subsidiaries as determined by the Company’s Board of Directors or the committee administering the 1995 Plan. The 1995 Plan currently provides for the grant of incentive and non-qualified stock options to purchase up to 13,000,000 shares of the Company’s common stock at the discretion of the Board of Directors of the Company or a committee designated by the Board of Directors to administer the 1995 Plan.

The option exercise price of incentive stock options must be at least 100% (110% in the case of a holder of 10% or more of the Company’s common stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the 1995 Plan. Incentive stock options granted pursuant to the 1995 Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary of the Company. Options granted under the 1995 Plan typically vest over a period of four to five years. As of the record date of June 9, 2005, options to purchase 6,772,774 shares of common stock were outstanding pursuant to the 1995 Plan. In addition, non-qualified options to purchase 232,700 shares of common stock have been granted by the Company outside of the 1995 Plan and remain outstanding. As of the record date, 725,986 shares of the Company’s common stock remained available for stock option grants under the 1995 Plan.

During 2004, options to purchase 524,135 shares were issued under the 1995 Plan to the Named Executive Officers. See “Executive Compensation.”

In the event the 2005 Long-Term Incentive Plan is approved at the Annual Meeting, the 1995 Plan will be terminated and no additional awards will be made under the 1995 Plan.

Directors Plan. The Company’s directors and shareholders have adopted the 1997 Non-Management Directors’ Stock Option Plan (the “Directors Plan”). The purpose of the Directors Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of the Company’s common stock by non-employee directors of the Company and to help the Company secure and retain the services of such non-employee directors. The Directors Plan is intended to be a self-governing formula plan. To this end, the Directors Plan requires minimal discretionary action by any administrative body with regard to any transaction under the Directors Plan. Eligible persons under the Directors Plan are directors of the Company who are not employees of the Company or any affiliate of the Company (“Outside Directors”). A maximum of 300,000 shares of common stock have been reserved by the Company for issuance pursuant to options under the Directors Plan, which number is subject to adjustment in certain circumstances in order to prevent dilution or enlargement. Each Outside Director is granted an option to purchase 25,000 shares of common stock upon joining the Board of Directors of the Company. Each Outside Director is also granted an option to purchase 10,000 shares of common stock as of the last business day of each fiscal year.

In the event the 2005 Long-Term Incentive Plan is approved at the Annual Meeting, the Directors Plan will be terminated and no additional awards will be made under the Directors Plan.

Equity Compensation Plan Information

The following table provides disclosure of the number of securities to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, all as of December 31, 2004, aggregated into two categories—plans that have been approved by shareholders and plans that have not.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
	(in thousands)			(in thousands)
Equity Compensation Plans

Approved by shareholders:
1995 Stock Option Plan	6,774		$8.61	724
1997 Non-Management Directors Stock Option Plan	215		$9.37	85
1998 Employee Stock Purchase Plan	—		—	98

Not approved by shareholders:
2005 Long-Term Incentive Plan	—	(1)	—	2,500

Total	6,989		$8.63	3,407

(1)	No awards will be granted under the 2005 Long-Term Incentive Plan unless it is approved by shareholders at the 2005 Company’s Annual Meeting of Shareholders.

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for: (i) setting the Company’s compensation philosophy and policies; (ii) review and approval of pay recommendations for the executive officers of the Company; and (iii) initiation of all compensation actions for the Chief Executive Officer of the Company.

The Company’s compensation policies have been designed to align the financial interests of the Company’s management with those of its shareholders, and reflect the nature of the Company by taking into account the Company’s operating environment and the expectations for continued growth and enhanced profitability. Compensation for each of the Company’s executive officers consists of a base salary, and in some cases, an annual performance bonus and/or stock options. The Company does not currently provide executive officers with other long-term incentive compensation other than the ability to contribute a portion of their earnings to the Company’s 401(k) Plan.

The Compensation Committee’s philosophy is that the predominant portion of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company’s compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company’s ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

The Compensation Committee is responsible for reviewing salary recommendations for the Company’s executives and then approving such recommendations, with any modifications it deems appropriate. The annual salary recommendations (for executive officers other than the Chief Executive Officer) are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive’s past and expected future performance. Similarly, the base salary of the Chief Executive Officer is determined based on a review of competitive compensation data, the Chief Executive Officer’s overall compensation package, and an assessment of his past performance and expected future performance in leading the Company.

The amount of any annual bonus to be paid to executive officers is determined based upon an evaluation of such factors as individual performance, increases in the Company’s revenue, net income, net income per share and market penetration, as well as the executive’s contribution to the Company’s performance.

Stock options represent a substantial portion of compensation for the Company’s executive officers. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company’s stock price increases. Generally, grants vest in equal amounts over a period of five years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive’s position with the Company and an evaluation of the executive’s past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives’ compensation more closely aligns such executives’ interests with those of the Company’s shareholders, since the ultimate value of such compensation is linked directly to stock price.

The Compensation Committee will continually evaluate the Company’s compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company’s shareholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

James S. Balloun

J. Alexander Douglas, Jr.

Michael Z. Kay

RELATED PARTY TRANSACTIONS

On January 31, 2004 the Company completed a tax-free split-off of its enterprise software business, now known as BlueCube Software, to Erez Goren, the Company’s former Co-Chairman of the Board and Co-Chief Executive Officer. The split-off transaction received the approval of approximately 70% of the disinterested shareholders of the Company at the special meeting of shareholders held on January 30, 2004. Approval of a majority of the disinterested shareholders was a condition to the closing of the transaction. Pursuant to the terms of the Share Exchange Agreement, the Company contributed specified assets and liabilities of the enterprise software business, together with $4.0 million in cash, to the newly formed subsidiary, and then transferred all of the shares of the new company to Erez Goren in exchange for the redemption of 2.0 million shares of the Company’s common stock. The shares redeemed represented approximately 7.0% of the Company’s outstanding shares. The consideration for the transaction was determined based on arms-length negotiations between Mr. Goren and the special committee of the Company’s independent directors. Mr. Goren also entered into a Noncompetition Agreement with the Company in connection with the split-off transaction.

The Company has a contractual obligation for performance under certain existing customer contracts that have not been assigned to BlueCube because they require the consent of the customer (Legacy contracts). Under a Reseller and Services Agreement, BlueCube is obligated to fulfill the terms of these agreements, including providing hosting, support, maintenance and professional services. BlueCube will act as the Company’s subcontractor, and indemnify the Company for any losses associated with its performance or non-performance of the contract obligations. Additionally, the Company maintains rights to access product source code and information needed to fulfill contract obligations if BlueCube fails to perform. For a limited number of existing customer contracts, the Company and BlueCube have shared liability, which includes penalties, for a period of 18 months after January 31, 2004, based upon the revenue received by each party under the contract. For one of these contracts, milestones defined in the original contract were amended. Failure to meet these amended milestones could result in penalties and/or losses, the amount of which cannot be estimated. In management’s opinion, it is not probable that the Company will incur penalties/losses on this contract. In addition to the initial cash included in the transaction there is approximately $4.4 million of unearned revenue that will be transferred to BlueCube. The cash for the unearned revenue will be transferred upon the assignment of customer contracts or the performance of obligations associated with Legacy contracts. Management expects the majority of this cash to be transferred over the next 18 months.

The Company has agreed to sublease a portion of its leased property to BlueCube. This sublease will expire concurrently with the Company’s operating lease on the property in January 2013. BlueCube has the right to early termination beginning on January 31, 2007, and must provide the Company with an 18-month notice that early termination will occur. Aggregate future minimum lease payments under this sublease agreement as of January 31, 2004, are approximately: $1.2 million in 2004, $1.3 million in 2005, $1.5 million for years 2006 through 2010, and a total of $3.0 million over the remaining 25 months of the lease. In conjunction with this sublease agreement, the Company and BlueCube entered into a right of refusal and option agreement pertaining to real property currently owned by the Company and adjacent to the property being subleased by BlueCube. Under this agreement, BlueCube has an option to purchase the real property at a stated value, which management believes is the fair value at the time of the split-off. BlueCube has the right of refusal if the Company obtains an offer to sell the real property to another party. The exercising of this right will result in BlueCube purchasing the real property at a price based on a formula and the third-party offer obtained by the Company. This agreement is subordinate to a right of first refusal with a third-party.

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company’s common stock against the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Computer and Data Processing Stock Index for the period commencing on December 31, 1999 and ending December 31, 2004. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 on December 31, 1999. The Company has not paid any cash dividends.

	Fiscal Year Ending
Company/Index/Market	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Radiant Systems, Inc.	$100.00	$76.48	$42.90	$35.93	$31.34	$24.29
NasdaqComputer, Data Processing	$100.00	$51.34	$40.15	$26.94	$34.52	$38.82
Nasdaq US Only	$100.00	$63.31	$48.87	$34.20	$51.98	$56.68

ASSUMES $100 INVESTED ON DECEMBER 31, 1999 IN RADIANT SYSTEMS, INC.

COMMON STOCK, NASDAQ COMPUTER AND DATA PROCESSING STOCK INDEX

AND NASDAQ STOCK MARKET INDEX

OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of June 9, 2005 by each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, each director of the Company, each Named Executive Officer, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
Alon Goren (2)	4,883,127	(3)	16.6%
Erez Goren (4)	2,981,300		9.9%
John H. Heyman	711,007	(5)	2.4%
Andrew S. Heyman	479,285	(6)	1.6%
Carlyle M. Taylor	289,688	(7)	1.0%
James S. Balloun	130,900	(8)	*
Mark E. Haidet	160,082	(9)	*
William A. Clement, Jr.	0		*
J. Alexander Douglas, Jr.	58,400	(10)	*
Michael Z. Kay	63,400	(11)	*
A. Alex Porter	2,364,121	(12)	8.1%
Columbia Wanger Asset Management, L.P.	1,575,000	(13)	5.4%
All directors and executive officers as a group (9 persons)	6,775,889	(14)	23.2%

*	Less than 1% of outstanding shares.

(1)	“Beneficial Ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within 60 days of June 9, 2005. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Pursuant to the Rules of the Securities and Exchange Commission, certain shares of the Company’s common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The business address of Alon Goren is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

(3)	Includes 187,277 shares subject to stock options that are currently exercisable.

(4)	The business address of Erez Goren is 3905 Brookside Parkway, Alpharetta, Georgia 30022.

(5)	Includes 370,920 shares subject to stock options that are currently exercisable.

(6)	Includes 390,104 shares subject to stock options that are currently exercisable.

(7)	Includes 243,517 shares subject to stock options that are currently exercisable.

(8)	Includes 93,400 shares subject to stock options that are currently exercisable.

(9)	Includes 152,944 shares subject to stock options that are currently exercisable.

(10)	Includes 58,400 shares subject to stock options that are currently exercisable.

(11)	Includes 63,400 shares subject to stock options that are currently exercisable.

(12)	Based on a Schedule 13G/A filed with the Commission on February 14, 2005 by the group of A. Alex Porter, Paul Orlin, Geoffrey Hulme and Jonathan W. Friedland. The Company makes no representation as to the accuracy or completeness of the information reported. The address reported by the group of Messrs. Porter, Orlin, Hulme, and Friedland is 666 5th Avenue, 34th Floor, New York, New York 10103.

(13)	Based on a Schedule 13G filed with the Commission on February 14, 2005 by Columbia Wanger Asset Management, L.P., which reported that the shares were also beneficially owned by WAM Acquisition GP. Inc. and Columbia Acorn Trust. The Company makes no representation as to the accuracy or completeness of the information reported. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(14)	Includes 1,663,942 shares subject to stock options that are currently exercisable.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding common stock of the Company to file with the SEC reports of changes in ownership of the common stock of the Company held by such persons. Executive officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2004, its executive officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

Although it is not the Company’s obligation to make filings pursuant to Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report to the Chief Executive Officer of the Company prior to engaging in any transactions in the Company’s common stock.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP served as independent auditors of the Company for the fiscal year ended December 31, 2004 and has been selected to serve as the independent auditors of the Company for the 2005 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Principal Accountant Fees and Services.

The following table shows the aggregate fees for professional services rendered to the Company by its independent auditors, Deloitte & Touche, LLP, for the years ended December 31, 2004 and 2003.

	2004	2003
Audit Fees (1)	$545,000	$183,000
Audit-Related Fees (2)	8,100	49,000
Tax Fees	—	—
All Other Fees (3)	—	255,000
Total	$553,100	$487,000

(1)	Primarily includes fees related to audits of the financial statements of the Company; reviews of financial statements and disclosures in SEC filings; and comfort letters and consents.

(2)	Primarily includes fees related to accounting consultations and reviews of Reports on Form 8-K.

(3)	Procedures related to proxy statement for the split-off of the enterprise software business (BlueCube) and due diligence related to the acquisition of Aloha Technologies.

Audit Committee Pre-Approval Policy

The services performed by the Company’s independent accountants in 2004 were pre-approved by the Audit Committee of the Board of Directors. Any requests for audit, audit-related, tax and other services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, is available to shareholders who make written request therefor to the Company’s Investor Relations Department, 3925 Brookside Parkway, Alpharetta, Georgia 30022. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing to: Investor Relations Department, 3925 Brookside Parkway, Alpharetta, GA 30022 and received at this address by March 15, 2006. If the Company receives notice after May 29, 2006 of a shareholder’s intent to present a proposal at the Company’s 2006 Annual Meeting of Shareholders, management will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in the Company’s proxy materials.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

APPENDIX A

RADIANT SYSTEMS, INC.

2005 LONG-TERM INCENTIVE PLAN

The objectives of the Radiant Systems, Inc. 2005 Long-Term Incentive Plan are to optimize the profitability and growth of the Company through annual and long-term incentives which are consistent with the Company’s goals and which link the personal interests of Participants to those of the Company’s stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company. Such incentive awards may, in the discretion of the Board or Committee, consist of Restricted Stock, Performance Units, Stock Appreciation Rights, Incentive Stock Options, Non-Qualified Stock Options, Phantom Stock, or any combination of the foregoing, all as the Board or Committee, in each case, may determine.

ARTICLE 1

DEFINITIONS

“Award” means an Incentive Stock Option, a Non-Qualified Stock Option, Restricted Stock Award, Stock Appreciation Rights, Performance Units, or Phantom Stock granted hereunder.

“Award Agreement” means an agreement entered into between the Company and the applicable Participant, setting forth the terms and provisions applicable to the Award then being granted under this Plan, as further described in Section 2.5 of the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

“Committee” means the Compensation Committee, if any, appointed by the Board. If no Committee is appointed by the Board, the Board shall function in place of the Committee.

“Company” means Radiant Systems, Inc.

“Disability” means any permanent and total disability as defined in the Company’s long-term disability plan, and the date of any such disability shall be deemed to be the day following the last day the Participant performed services for the Company; provided that, in the case of an Incentive Stock Option or if the Company does not then maintain a long-term disability plan, “Disability” shall mean permanent and total disability as defined in Code § 22(e)(3), and the date of any such disability shall be deemed to be the day following the last day the Participant performed services for the Company.

“Eligible Employee” means any employee of the Company or one of its Subsidiaries.

“Eligible Individual” means any Eligible Employee or non-employee director of the Company or one of its Subsidiaries.

“Fair Market Value” shall mean, as applicable, (i) the closing sales price of the Company’s common stock on the date in question on the national securities exchange or any nationally recognized quotation system on which the Company’s Stock is principally traded; or (ii) if the Company’s common stock is not traded on a national securities exchange or through any other nationally recognized quotation service, the fair market value of the Company’s common stock as determined by the Board or the Committee, acting in good faith, under any method consistent with the Code, or Treasury Regulations thereunder, as the Board or the Committee shall in its discretion select and apply at the time of the grant of the Award concerned. Subject to the foregoing, the Board or the

Committee, in fixing the Fair Market Value, shall have full authority and discretion and be fully protected in doing so.

“Incentive Stock Option” means an option that is intended to qualify as, and that satisfies the requirements applicable to, an “Incentive Stock Option” within the meaning of section 422 of the Code. Any Option which does not qualify under section 422 of the Code shall be treated as a Non-Qualified Stock Option.

“Non-Qualified Stock Option” means an option that is not an Incentive Stock Option.

“Option” means an option to purchase shares of the Company’s common stock, including Restricted Stock, if the Committee so determines, subject to the applicable provisions of Article 3, awarded in accordance with the terms of the Plan and which may be an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means an Eligible Individual who has been selected by the Committee to participate in the Plan in accordance with Section 2.2 of the Plan.

“Performance Unit” means a performance unit subject to the requirements of Article 4 and awarded in accordance with the terms of the Plan.

“Phantom Stock” means a deferred compensation award subject to the requirements of Article 6.

“Plan” means this Radiant Systems, Inc. 2005 Long-Term Incentive Plan, as the same may be amended, administered or interpreted from time to time.

“Qualifying Performance Adjustments” shall mean those adjustments to reported financial results required to optimally account for: (a) the impact of intangible assets and related amortization expense, (b) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (c) special charges in connection with mergers and acquisitions, (d) losses from discontinued operations, and (e) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30. Such adjustments will be at the Committee’s sole discretion in a manner that is equitable, consistent with generally accepted accounting principles, and in accordance with the Company’s accounting practices and conventions as applied in the past.

“Qualifying Performance Goals” shall mean any one or more of the following performance criteria: net income, earnings per share, return on equity, return on assets, operating income and/or total shareholder return. Such criteria may be absolute in their terms, measured against prior year(s) results, or measured against or in relationship to other companies. Such performance criteria may be determined solely by reference to the performance of the Company, a Subsidiary, or a division or unit of either of the foregoing, or based on comparisons of any of the performance measures relative to other companies. These criteria may have a minimum performance standard below which no amount will be paid, a target performance standard and a maximum performance standard above which no additional payments will be made. In all cases, such measures will be on a reported basis, adjusted at the Committee’s sole discretion, as permitted by the terms of this Plan.

“Restricted Stock” means shares of the Company’s common stock delivered under the Plan subject to the requirements of Article 5 and such other restrictions as the Committee deems appropriate or desirable.

“Stock Appreciation Right” means a right granted under Article 3 that entitles the holder to receive cash or common stock of the Company, or a combination of both, with a value equal to the excess of (i) the Fair Market Value of one share of the Company’s common stock on such date of exercise over (ii) the Fair Market Value of one share of the Company’s common stock as of the date of grant (as set forth in the applicable Award Agreement), multiplied by the number of shares covered by the right.

“Subsidiary” means any company in an unbroken chain of companies beginning with the Company, if each of the companies (other than the last company in the unbroken chain) owns stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other companies in the chain.

“Termination” means the termination of employment with the Company or any of its Subsidiaries or the cessation of the provision of services to the Company or any of its Subsidiaries by a non-employee director.

ARTICLE 2

GENERAL PROVISIONS

Section 2.1 Administration. The Plan shall be administered by the Committee. The Committee shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operation of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. Without limiting the foregoing but subject to the terms of the Plan, the Committee shall have the authority and complete discretion to:

(i) Prescribe, amend and rescind rules and regulations relating to the Plan;

(ii) Select Eligible Individuals to receive Awards under the Plan as provided in Section 2.2 of the Plan;

(iii) Determine the form and terms of Awards;

(iv) Determine the number of shares or other consideration subject to Awards under the Plan as provided in Articles 3, 4, 5 and 6 of the Plan;

(v) Determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code §162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements;

(vi) Determine whether Awards will be granted singly, in combination, in replacement of, or as alternatives to, other Awards under the Plan or grants or awards under any other incentive or compensation plan of the Company;

(vii) Construe and interpret the Plan, any Award Agreement in connection with an Award and any other agreement or document executed pursuant to the Plan;

(viii) Correct any defect or omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;

(ix) To the extent permitted by Code § 409A, accelerate or, with the consent of the Participant, defer the vesting of any Award and/or the exercise date of any Award;

(x) Determine whether a Participant’s Termination from the Company or its Subsidiaries is voluntary and with the written consent of the Company or its Subsidiaries;

(xi) Authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award;

(xii) With the consent of the Participant and to the extent permitted by the terms of Code § 409A, adjust the terms of an Award previously granted to the Participant;

(xiii) Determine when a Participant’s period of employment is deemed to be continued during an approved leave of absence, or whether a Participant has engaged in the operation or management of a business that is in competition with the Company or any of its Subsidiaries;

(xiv) Determine, upon review of relevant information, the Fair Market Value of the Company’s common stock; and

(xv) Make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may delegate to officers of the Company or any Subsidiary the authority to perform administrative functions under the Plan subject to any legal requirements that the Committee as a whole take action with respect to such function.

The Committee shall keep records of action taken at its meetings. A majority of the Committee shall constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

Section 2.2 Eligibility. Those Eligible Individuals who share the responsibility for the management, growth or protection of the business of the Company or any Subsidiary or who, in the opinion of the Committee, provide services yielding significant benefits to the Company or any Subsidiary shall be eligible to receive Awards as described herein.

Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to grant Awards as described herein and to determine the Eligible Individuals to whom Awards shall be granted. In determining the eligibility of any Eligible Individual, as well as in determining the Award, the Committee shall consider the position and the responsibilities of the Eligible Individual being considered, the nature and value to the Company or a Subsidiary of his or her services, his or her present and/or potential contribution to the success of the Company or a Subsidiary and such other factors as the Committee may deem relevant.

Section 2.3 Shares Available under the Plan. Subject to adjustment as set forth in Section 2.6, the maximum number of shares of the Company’s common stock that may be issued or delivered and as to which Awards may be granted under the Plan shall be 2,500,000. No separate limit shall apply to Incentive Stock Options or to Awards other than Options. The maximum number of Options or Stock Appreciation Rights that may be granted to any one Employee in any calendar year shall not exceed 250,000.

If any Award, other than Performance Units, granted under the Plan is canceled by mutual consent or terminates or expires for any reason without having been exercised in full, the number of shares subject to such Award shall again be available for purposes of the Plan. If the Option Price of any Option granted under the Plan is satisfied by tendering shares of the Company’s common stock to the Company (by either actual delivery or by attestation) or if shares of the Company’s common stock are tendered or are withheld upon the exercise of the Option to satisfy any applicable tax withholding, only the number of shares of common stock issued net of the shares of the common stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the Plan.

The shares that may be issued or delivered under the Plan may be either authorized but unissued shares or repurchased shares or partly each.

Section 2.4 Company’s Obligation to Deliver Stock. The obligation of the Company to issue or deliver shares of the Company’s common stock under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Company; (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which such shares may then be listed; and (iii) all other applicable laws, regulations, rules and orders which may then be in effect.

Section 2.5 Award Agreement. Each Award granted under the Plan shall be evidenced by a written Award Agreement, in a form approved by the Committee. Such Award Agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the form of Award granted and such other terms and conditions as the Committee may specify and shall be executed by the Chief Executive Officer, the President (if other than the Chief Executive Officer) or any Vice President on behalf of the Company and by the Participant to whom such Award is granted. With the consent of the Participant to whom such Award is granted, the Board may at any time and from time to time amend an outstanding Award Agreement in a manner consistent with the Plan and the applicable requirements of Code § 409A. Without consent of the Participant, the Board may at any time and from time to time modify or amend Award Agreements with respect to Options intended as of the date of grant to be Incentive Stock Options in such respects as it deems necessary in order that Incentive Stock Options granted under the Plan shall comply with the appropriate provisions of the Code and regulations thereunder which are in effect from time to time with respect to Incentive Stock Options.

Section 2.6 Adjustment and Substitution of Shares. If a dividend or other distribution shall be declared upon the Company’s common stock payable in shares of the Company’s common stock, the number of shares of the Company’s common stock then subject to any outstanding Option or by reference to which the amount of any other Award is determined and the number of shares which may be issued or delivered under the Plan shall be adjusted by adding thereto the number of shares which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend or distribution.

If the outstanding shares of the Company’s common stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another Company, whether through reorganization, reclassification, recapitalization, stock split, spin-off, combination of shares, merger or consolidation, then there shall be substituted for each share of stock subject to any then outstanding Award and for each share of stock, which may be issued or delivered under the Plan but is not then subject to an outstanding Award, the number and kind of shares of stock or other securities into which each outstanding share of stock shall be so changed or for which each such share shall be exchangeable.

In the case of any adjustment or substitution as provided for in this Section 2.6, the aggregate Option Price for all shares subject to each then outstanding Option prior to such adjustment or substitution shall be the aggregate option price for all shares of stock or other securities (including any fraction) to which such shares shall have been adjusted or which shall have been substituted for such shares. Any new option price per share shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

No adjustment or substitution provided for in this Section 2.6 shall require the Company to issue or sell a fraction of a share or other security. Accordingly, all fractional shares or other securities that result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution.

Notwithstanding the foregoing, any such adjustment or substitution shall be made in accordance with the requirements of Section 424(a) of the Code and the regulations issued thereunder, whether or not the affected Award is an Incentive Stock Option. If any such adjustment or substitution provided for in this Section 2.6 requires the approval of stockholders in order to enable the Company to grant Incentive Stock Options, then no such adjustment or substitution shall be made without prior stockholder approval.

ARTICLE 3

OPTIONS AND STOCK APPRECIATION RIGHTS

Section 3.1 Grant of Stock Options and Stock Appreciation Rights. The Committee shall have authority, in its discretion, to grant Incentive Stock Options, Non-Qualified Stock Options or to grant both types of Options (but not in tandem). Notwithstanding the above, Incentive Stock Options may only be granted to employees of the Company or any of its Subsidiaries. The Award Agreement for the grant of each Option shall state whether the Option evidenced thereby is intended to be an Incentive Stock Option or a Non-Qualified Stock Option. The Committee also shall have the authority, in its discretion, to grant Stock Appreciation Rights.

Section 3.2 Terms and Conditions of Stock Options and Stock Appreciation Rights. Options and Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions:

(A) The purchase price at which each Option may be exercised (the “Option Price”) shall be such price as the Committee, in its discretion, shall determine except that the Option Price shall not, in any event, be less than one hundred percent (100%) of the Fair Market Value per share of the Company’s common stock covered by the Option on the date of grant (or in the case of an Incentive Stock Option granted to an Eligible Employee who, immediately prior to such grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary (a “Ten Percent Employee”), shall not be less than 110% of such Fair Market Value on the date of grant). For purposes of this Section 3.2(A), a Participant (i) shall be considered as owning not only shares of the stock owned individually, but also all shares that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or half blood) of such individual and (ii) shall be considered as owning proportionately any shares of stock owned, directly or indirectly, by or for any corporation, partnership, estate or trust in which such individual shall be a stockholder, partner or beneficiary.

(B) The Option Price shall be payable in full to the Company in any one or more of the following ways, as shall be determined by the Committee to be applicable to, and as set forth in, any such Award:

(i) in cash; or

(ii) by tendering, either by actual delivery or by attestation, shares of the Company’s common stock (which have been owned by the Participant for more than six months, which are free and clear of all liens and other encumbrances and which are not subject to the restrictions set forth in Article 5) having an aggregate Fair Market Value on the date of exercise of the Option equal to the Option Price for the shares being purchased; or

(iii) by requesting that the Company withhold such number of shares of stock then issuable upon exercise of the Option as shall have an aggregate Fair Market Value equal to the Option Price for the shares being acquired upon exercise of the Option; or

(iv) by offset against compensation due or accrued to the Participant for services rendered; or

(v) provided that a public market for the Company’s stock exists:

(a) Through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay the purchase price (or a larger number of the shares so purchased), and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the purchase price directly to the Company (and any excess to the Participant); or

(b) Through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the purchase price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the purchase price directly to the Company;

provided, that this form of payment shall only be permitted to be used by a Participant if, and to the extent that, such form does not violate the executive officer loan prohibitions set forth in the Sarbanes Oxley Act of 2002, or any other applicable laws; or

(vi) by any combination of the foregoing; or

(vii) by such other method as may be determined by the Committee and set forth in the applicable Award Agreement.

If the Option Price is paid in whole or in part in shares of the Company’s common stock, any portion of the Option Price representing a fraction of a share shall be paid in cash. The date of exercise of an Option shall be determined under procedures established by the Committee, and the Option Price shall be payable at such time or times as the Committee, in its discretion, shall determine. No shares shall be issued or delivered upon exercise of an Option until full payment of the Option Price has been made. When full payment of the Option Price has been made and subject to the restrictions set forth in Article 5, the Participant shall be considered for all purposes to be the owner of the shares with respect to which payment has been made.

(C) An Option may be exercised at such time as the Option vests or at any time thereafter prior to the time the Option expires in accordance with its terms or otherwise ceases to be outstanding. No Incentive Stock Option shall be exercisable after the expiration of ten years (five years in the case of a Ten Percent Employee) from the date of grant. No Non-Qualified Stock Option shall be exercisable after the expiration of ten years and six months from the date of grant. Subject to this Section 3.2(C), and 2.5, Options may be exercised at such times, in such amounts and subject to such restrictions (including, without limitation, the achievement of performance criteria) as shall be determined by the Committee, in its discretion, and set forth in the applicable Award Agreement.

(D) To the extent that the aggregate Fair Market Value of the shares of the Company’s common stock (determined as of the respective date or dates of grant), subject to Incentive Stock Options granted to any employee under the Plan and any other option plan of the Company or any Subsidiary that first become exercisable in any calendar year, including any Incentive Stock Options which become exercisable on an accelerated basis during such year, exceeds the sum of One Hundred Thousand Dollars ($100,000), such excess Options shall be treated as Non-Qualified Stock Options. This Section 3.2(D) shall be applied by taking Incentive Stock Options into account in the order in which they were granted.

(E) Stock Appreciation Rights shall be exercisable as and to the extent set forth in the applicable Award Agreement. Stock Appreciation Rights shall entitle the Participant to receive from the Company on exercise that number of shares of the Company’s common stock having an aggregate Fair Market Value equal to the excess of the Fair Market Value of one share of the Company’s common stock on such date of exercise over the Fair Market Value of one share of stock on the date of grant (as set forth in the applicable Award Agreement) multiplied by the number of shares of stock covered by the Stock Appreciation Right exercised. Cash shall be paid in lieu of any fractional shares. The Committee shall have the authority, in its discretion, to determine at the time the applicable Stock Appreciation Right is granted that the obligation of the Company shall be paid in cash rather than in shares of the Company’s common stock, or part in cash and part in shares of stock, and the Award Agreement for such Stock Appreciation Right shall set forth the payment medium determined by the Committee. The date(s) of exercise of Stock Appreciation Rights shall be specified in the applicable Award Agreement, and payment under this Section 3.2(E) shall be made by the Company as soon as practicable after the date of exercise.

(F) No Option or Stock Appreciation Rights shall be transferable by a Participant other than by will, or if a Participant dies intestate, by the laws of descent and distribution of the state of domicile of the Participant at the time of death, and all Options and Stock Appreciation Rights shall be exercisable during the lifetime of a Participant only by the Participant. In the event of the death of a Participant, any Option or Stock Appreciation Right held by such Participant shall be exercisable by the Participant’s personal representatives, heirs or legatees, as provided herein.

(G) Unless otherwise determined by the Committee and set forth in the Award Agreement referred to in Section 2.5 or an amendment thereto, following the Termination of a Participant for any reason other than death or Disability, any portion of any Option or Stock Appreciation Right held by such Participant which was not exercisable on the date of Termination shall terminate on the date of Termination, and any portion of any Option or Stock Appreciation Right held by such Participant which was exercisable on the date of Termination shall expire upon the earlier to occur of (a) three months following the date of Termination or (b) the date of expiration as set forth in the applicable Award Agreement.

(H) Unless otherwise determined by the Committee and set forth in the Award Agreement referred to in Section 2.5 or an amendment thereto, following the Termination of a Participant as a result of death or Disability, any portion of any Option or Stock Appreciation Right held by such Participant which was not exercisable on the date of Termination shall terminate on the date of Termination, and any portion of any Option or Stock Appreciation Right held by such Participant which was exercisable on the date of Termination shall expire upon the earlier to occur of (a) one year following the date of Termination or (b) the date of expiration as set forth in the applicable Award Agreement.

ARTICLE 4

PERFORMANCE UNITS

Section 4.1 Performance Period and Objectives. The Committee shall determine a performance period (the “Performance Period”) of one or more years and shall determine the Qualifying Performance Goals to be applicable to grants of Performance Units. The applicable Qualifying Performance Goals may vary from Participant to Participant. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Units for which different Performance Periods are prescribed. Awards of Performance Units and any adjustments thereto must conform to the requirements applicable to performance-based compensation as described in Code §162(m), to the extent the Committee determines that such requirements apply.

Section 4.2 Eligibility. At the beginning of a Performance Period, the Committee shall determine for each Participant or group of Participants eligible for Performance Units with respect to that Performance Period the range of dollar values, if any, which may be fixed or may vary in accordance with the Qualifying Performance Goals specified by the Committee, which shall be paid to a Participant as an Award if the relevant Qualifying Performance Goal for the Performance Period is met.

Section 4.3 Significant Event. If during the course of a Performance Period the Committee determines, in its discretion, that (i) a significant event (or events) has occurred (such as, but not limited to, a reorganization of the Company) which the Committee expects to have a substantial effect on a Qualifying Performance Goal applicable to a Performance Unit during such period (a “Significant Event”) or (ii) circumstances make it appropriate that Qualifying Performance Adjustments be made, the Committee may revise such Qualifying Performance Goals and make such Qualifying Performance Adjustments as appropriate; provided that to the extent the Committee has determined that the requirements of Code §162(m) apply to the Award, such Qualifying Performance Adjustments shall be made only if and to the extent permitted by the terms of Code § 162(m); and provided further that the Committee shall not be required to determine that a reorganization involving the Company constitutes a Significant Event.

Section 4.4 Termination. If an Eligible Individual terminates service with the Company or any of its Subsidiaries during a Performance Period because of death, Disability, retirement on or after age 62, or at an earlier age with the consent of the Company, or a Significant Event, as determined by the Committee, that Eligible Individual shall be entitled to payment in settlement of each Performance Unit for which the Performance Period was prescribed (i) based upon the Qualifying Performance Goals satisfied at the end of such period; and (ii) prorated for the portion of the Performance Period during which the Eligible Individual was employed or retained by the Company or any of its Subsidiaries; provided, however, to the extent permitted by Code § 409A, the Committee may provide for an earlier payment in settlement of such Performance Unit in such amount or amounts and under such terms and conditions as the Committee deems appropriate or desirable with the consent of the Eligible Individual. If an Eligible Individual terminates service with the Company or any of its Subsidiaries during a Performance Period for any other reason, such Eligible Individual shall not be entitled to any payment with respect to that Performance Period unless the Committee shall otherwise determine.

Section 4.5 Award. The Committee shall have the authority, in its discretion, to determine at the time the applicable Performance Unit is granted that the obligation of the Company shall be paid in cash, in shares of the Company’s common stock, or part in cash and part in shares of stock, and the Award Agreement for such Performance Unit shall set forth the payment medium determined by the Committee. Each Performance Unit shall be paid either as a lump sum payment or in annual installments, as the Committee shall determine, at the time of grant of the Performance Unit or otherwise (to the extent permitted by Code § 409A), commencing as soon as practicable after the end of the relevant Performance Period.

ARTICLE 5

RESTRICTED STOCK

Section 5.1 Award. Restricted Stock may be received by an Eligible Individual as an Award. Restricted Stock may but need not be subject to a restriction period (after which restrictions shall lapse) which shall mean a period commencing on the date the Award is granted and ending on such date or upon the achievement of such Qualifying Performance Goals or other criteria as the Committee shall determine (the “Restriction Period”), consistent with any requirements of Code §162(m) that the Committee determines to be applicable. The Committee may provide for the lapse of restrictions in installments where deemed appropriate. The language regarding the achievement of Qualifying Performance Goals is intended to permit the Company to bring these Awards within the requirements of the general rule for the performance-based compensation exception to the limit on deductible compensation under Code §162(m).

Section 5.2 Restriction Period. Except as otherwise provided in this Article 5, no shares of Restricted Stock received by an Eligible Individual shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

Section 5.3 Termination. Except as otherwise provided in Section 5.2 above, if an Eligible Individual terminates employment or service with the Company or any of its Subsidiaries for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction shall, unless the Committee otherwise determines, be forfeited by the recipient and shall be reacquired by the Company. Upon such forfeiture, such forfeited shares of Restricted Stock shall again become available for award under the Plan.

Section 5.4 Restricted Stock Certificates. The Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any receipt of Restricted Stock, that the recipient shall have delivered a stock power endorsed in blank relating to the Restricted Stock.

Section 5.5 Exchange of Shares. Nothing in this Article 5 shall preclude a recipient of Restricted Stock from exchanging any shares of Restricted Stock subject to the restrictions contained herein for any other shares of stock that are similarly restricted.

ARTICLE 6

PHANTOM STOCK

Section 6.1 Award. The Committee shall have authority, in its discretion, to grant to an Eligible Individual an award of Phantom Stock, the value of which is related to the value of the Company’s common stock.

Section 6.2 Value. An Award of Phantom Stock shall entitle the Participant to receive from the Company cash and/or shares of the Company’s common stock having an aggregate fair market value equal to the Fair Market Value of a share of the Company’s common stock on such date, or to the extent permitted by the terms of Code § 409A, upon the occurrence of one or more events, as may be specified in the Award Agreement for any Phantom Stock.

Section 6.3 Termination. If the Participant is Terminated for any reason prior to the vesting of the Phantom Stock Award, the Participant’s rights with respect to the Phantom Stock will terminate and be forfeited, and neither the Participant nor his or her heirs, personal representatives, successors or assigns shall have any future rights with respect to any such Phantom Stock.

ARTICLE 7

CERTIFICATES FOR AWARDS OF STOCK

Section 7.1 Stock Certificates. Subject to Section 5.4 and except as otherwise provided in this Section 7.1, each Participant entitled to receive shares of the Company’s common stock under the Plan shall be issued a certificate for such shares. Such certificate shall be registered in the name of the Participant and shall bear an appropriate legend reciting the terms, conditions and restrictions, if any, applicable to such shares and shall be subject to appropriate stop-transfer orders. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of the Company’s common stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange. If the issuance of shares under the Plan is effected on a non-certificated basis, the issuance of shares to a Participant shall be reflected by crediting (by means of a book entry) the applicable number of shares of stock to an account maintained by the Company in the name of such Participant, which account may be an account maintained by the Company for such Participant under any dividend reinvestment program offered by the Company.

Section 7.2 Compliance with Laws and Regulations. The Company shall not be required to issue or deliver any certificates for shares of stock, or to effect the issuance of any non-certificated shares as provided in Section 7.1, prior to (i) the listing of such shares on any stock exchange or quotation system on which the Company’s common stock may then be listed; and (ii) the completion of any registration or qualification of such shares under any Federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

Section 7.3 Restrictions. All certificates for shares of the Company’s common stock delivered under the Plan (and all non-certificated shares credited to a Participant’s account as provided in Section 7.1) shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Company’s common stock is then listed and any applicable Federal or state securities laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this Section 7.3 shall not be effective if and to the extent that the shares of the Company’s common stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, or if and so long as the Committee determines that application of such provisions is no longer required or desirable. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

Section 7.4 Rights of Stockholders. Except for the restrictions on Restricted Stock under Article 5, each Participant who receives an award of the Company’s common stock shall have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions. No Eligible Individual awarded an Option, a Stock Appreciation Right or Phantom Stock shall have any right as a stockholder with respect to any shares subject to such Award prior to the date of issuance to him or her of a certificate or certificates for such shares, or if applicable, the crediting of non-certificated shares to an account maintained by the Company in the name of such Eligible Individual.

ARTICLE 8

CHANGE IN CONTROL EVENT

Section 8.1 The following acceleration provisions shall apply on the occurrence of a Change in Control Event as defined in this Section 8.1:

(a) On the occurrence of a Change in Control Event as defined in paragraph (b) of this Section 8.1:

(i) any Stock Appreciation Rights and any Options awarded under the Plan, if not previously exercisable and vested, shall become fully exercisable and vested;

(ii) the restrictions and deferral limitations applicable to any Restricted Stock Award under the Plan shall lapse and such shares and awards shall be deemed fully vested; and

(iii) the rights to receive any Performance Units under the Plan shall become fully vested without regard to whether the applicable Participant thereafter terminates his or her position with the Company prior to the end of the applicable Performance Period.

(b) For purposes of paragraph (a) of this Section 8.1, a “Change in Control Event” shall be as defined in Code §409A and Section IV.B of IRS Notice 2005-1 (as such rules shall be amended and further explained from time to time). Those rules generally provide as set forth below. In the event of any conflict between the rules and the provisions set forth below, the rules shall govern.

(i) Change in Ownership. The acquisition by any individual, entity or group (within the meaning of IRS Notice 2005-1, Q&A-12(b)) (a “Person”) of ownership of stock of the Company that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person is considered to own more than 50% of the total fair market value or total voting power of the stock of the company, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company. An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(ii) Change in Effective Control. (1) The acquisition by any individual, entity or group (within the meaning of IRS Notice 2005-1, Q&A-13(d)) (a “Person”) during the 12-month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or (2) the replacement of a majority of members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that for purposes of this paragraph, the term Company shall be as defined in IRS Notice 2005-1, Q&A-11 and -13.

(iii) A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a “Change in Ownership” or “Change in Ownership of a Substantial Portion of the Company’s Assets.” If any one Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person is not considered to cause a change in the effective control of the Company (or to cause a “Change in Ownership” of the Company within the meaning of paragraph (i) above.

(iv) Change in Ownership of a Substantial Portion of Assets. The acquisition by any individual, entity or group (within the meaning of IRS Notice 2005-1, Q&A-14(c)) (a “Person”) during the 12-month period ending on the date of the most recent acquisition by such Person, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No Change in Control Event shall be deemed to have occurred in the event of a transfer to a person or entity as described in IRS Notice 2005-1, Q&A-14(b).

ARTICLE 9

MISCELLANEOUS

Section 9.1 Effect of the Plan on the Rights of Employees and Employer. Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan shall be deemed to give any Eligible Individual any right to be granted an Award under the Plan and nothing in the Plan, in any Award granted under the Plan or in any Award Agreement shall confer any right to any Participant to continue in the employment of the Company or any Subsidiary or to continue to be retained to provide services to the Company or any Subsidiary as a non-employee director or interfere in any way with the rights of the Company or any Subsidiary to terminate a Participant at any time. Neither an Award nor any benefits arising under this Plan shall constitute part of a Participant’s employment contract with the Company or any Subsidiary (except to the extent expressly provided in such employment contract), and accordingly, subject to the provisions of Section 9.2 hereof, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to liability on the part of the Company or any Subsidiary for severance payments (except to the extent expressly provided in the applicable Participant’s employment contract).

Section 9.2 Amendment. The right to alter and amend the Plan at any time and from time to time and the right to revoke or terminate the Plan or to suspend the granting of Awards pursuant to the Plan are hereby specifically reserved to the Board; provided always that no such revocation, termination, alteration or suspension of any Award shall terminate any outstanding Award theretofore granted under the Plan, unless there is a liquidation or a dissolution of the Company; and provided further that no such alteration or amendment of the Plan shall, without prior stockholder approval (i) increase the total number of shares which may be issued or delivered under the Plan; (ii) make any changes in the class of Eligible Individuals; (iii) extend the period set forth in the Plan during which Awards may be granted; or (iv) or make any changes that require shareholder approval under the rules and regulations of any securities exchange or market on which the Company’s common stock is traded. No alteration, amendment, revocation or termination of the Plan or suspension of any Award shall, without the written consent of the holder of an Award theretofore granted under the Plan, adversely affect the rights of such holder with respect to such Award.

Section 9.3 Key Employees. In the case of any payment due as a result of separation of service to a Participant who is or becomes a “Key Employee” (as defined in Code §416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise, distributions may not be made before the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the Participant), in accordance with Code §409A.

Section 9.4 Acceleration of Payment. In no event may the time or schedule of any payment under the Plan be accelerated by the Participant, the Committee or any other person except if and to the extent permitted by Code §409A.

Section 9.5 Deferrals. The Committee may, subject to the requirements of Code §409A, permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant by virtue of the exercise of an Option or Stock Appreciation Rights, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units or Phantom Stock. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals that comply with the requirements of Code §409A.

Section 9.6 Employees Based Outside Of The United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with provisions of laws in other countries in which the Company and its Subsidiaries operate or have employees, the Board or the Committee, in their sole discretion, shall have the power and authority to:

(i) Determine which employees employed outside the United States are eligible to participate in the Plan;

(ii) To the extent permitted by the applicable provisions of Code Sections 409A or 422, modify the terms and conditions of any Award granted to employees who are employed outside the United States; and

(iii) To the extent consistent with the applicable requirements of Code Sections 409A or 422, establish subplans, modified exercise procedures, and other terms and procedures to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 9.3 by the Board or the Committee shall be attached to this Plan document as Appendices.

Section 9.7 Effective Date and Duration of Plan. The effective date and date of adoption of the Plan shall be April 25, 2005 (the “Effective Date”), the date of adoption of the Plan by the Board. If shareholder approval is required by applicable law, no Award granted under the Plan may be exercised, and no Restricted Stock or shares shall be issued under the Plan, until the Plan is approved. If stockholder approval is not obtained within twelve (12) months after the Plan’s effective date, then all Options previously granted under this Plan shall constitute Non-Qualified Stock Options, regardless of any stated intent that such Options be Incentive Stock Options. No Award may be granted under the Plan subsequent to April 24, 2015.

Section 9.8 Unfunded Status of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund nor to make any other segregation of assets to assume the payment of any benefits under the Plan. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, shares or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

Section 9.9 Employee Status. For purposes of determining questions of termination and exercise of an Option or Stock Appreciation Right after a Participant’s Termination, a leave of absence for military or government service, illness, temporary disability or other reasons approved by a duly authorized officer of the Company shall not be treated as Termination or interruption of employment or engagement; provided, however, that, with respect to an Incentive Stock Option, if such leave of absence exceeds 90 days, such Option shall be deemed a Non-Qualified Stock Option unless the Eligible Individual’s right to reemployment with the Company or a Subsidiary following such leave of absence is guaranteed by statute or by contract; provided, however, that no Award may be granted to an employee while he or she is absent on leave.

Section 9.10 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Section 9.11 Tax Withholding. Whenever the Company proposes or is required to distribute shares of the Company’s common stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

Section 9.12 Benefits. Amounts received under the Plan are not to be taken into account for purposes of computing benefits under any other plan of the Company unless provided otherwise in such other plan or the Company determines to do so.

Section 9.13 Successors and Assigns. The terms of the Plan shall be binding upon the Company and its successors and assigns.

Section 9.14 Headings. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

Section 9.15 Federal and State Laws, Rules and Regulations. The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules and regulations and to such approval by any government or regulatory agency as may be required.

Section 9.16 General. The granting of an Award shall impose no obligation upon the Participant to exercise such Award. As herein used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, unless the context or use shall fairly require a different construction. Section or paragraph headings are employed herein solely for convenience of reference, and such headings shall not affect the validity, meaning or enforceability of any provision of the Plan. All references herein to “Section”, “paragraph” or “subparagraph” shall mean the appropriately numbered Section, paragraph or subparagraph of the Plan except where reference is made to the Code or any other specified law or instrument. Any reference herein to “compliance with the requirements of Code Sections 409A or 422” or “to the extent permitted by Code Sections 409A or 422” or words of similar import shall be interpreted to mean: (i) in the case of any reference to Code Section 409A, application of the terms of the Plan or any Award or administration of the Plan or any Award, as the case may be, in such a manner that no additional income tax is imposed on a Participant pursuant to Code Section 409A(1)(a); and (ii) in the case of any reference to Code Section 422, application of the terms of the Plan or any Award or administration of the Plan or any Award, as the case may be, in such a manner that no Option that was at time of grant intended to constitute an ISO ceases to meet the eligibility criteria of Code Section 422.

[PROXY CARD]

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

The undersigned hereby appoints John H. Heyman and Alon Goren, or either of them, with power of substitution to each, as proxies of the undersigned to vote the common stock of the undersigned at the Annual Meeting of Shareholders of RADIANT SYSTEMS, INC. (the “Company”) to be held on August 8, 2005, at 10:00 a.m. at the Company at the address shown above.

PLEASE COMPLETE THE REVERSE SIDE OF THIS PROXY AND RETURN THIS PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

Vote on Directors

1.	To elect William A. Clement, Jr. to serve until the 2006 Annual Meeting of Shareholders and Michael Z. Kay and J. Alexander Douglas, Jr. to serve until the 2008 Annual Meeting of Shareholders.

☐ For All	☐ Withhold For All	☐ For all Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

Vote on Proposals

2.	To approve the Company’s 2005 Long-Term Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In case of joint tenants, each joint owner must sign.

Signature (Please sign within box)	Date

Signature (Joint Owners)	Date